Date:	January 21, 2016

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS FOURTH QUARTER 2015 EARNINGS

•	Q4 2015 net income of $4.6 million

•	Diluted EPS $0.53 for Q4 2015 compared to $0.37 for Q4 2014

•	Net interest margin of 3.68% for Q4 2015

•	Average shareholders’ equity for Q4 of $197.7 million is 12.88% of average assets

•	Organic loan growth for 2015 of 7%

Danville, VA -- American National Bankshares Inc. (“American National”) (NASDAQ: AMNB), parent company of American National Bank and Trust Company, today announced net income for the fourth quarter of 2015 of $4,607,000 compared to $2,890,000 for the fourth quarter of 2014, a $1,717,000 or 59.4% increase. Basic and diluted net income per common share was $0.53 for the fourth quarter of 2015 compared to $0.37 for 2014. Net income for the fourth quarter of 2015 produced a return on average assets of 1.20%, a return on average equity of 9.32%, and a return on average tangible equity of 12.77%.
Net income for the year ended December 31, 2015 was $15,039,000 compared to $12,741,000 for 2014, a $2,298,000 or 18.04% increase. Basic and diluted net income per common share was $1.73 for the 2015 period compared to $1.62 for the 2014 period.
The quarter and the year were positively impacted by the January 2015 acquisition of MainStreet BankShares and its subsidiary Franklin Community Bank.

Financial Performance and Overview
Jeffrey V. Haley, President and Chief Executive Officer, reported, “As we think about 2015, it was an exciting, productive, challenging, and ultimately very successful year for American National.
“American National has a long and enviable legacy of strong capital. We are working to deploy this capital more effectively and efficiently, while still maintaining that fundamental legacy strength. This past year we’ve seen the results of those strategic efforts: the acquisition of MainStreet, significant organic growth in our existing markets, an increase in our cash dividend to the shareholders, and an active stock repurchase program.
“Acquiring another financial institution is one of the most important and complicated activities any bank ever undertakes. Under any circumstances it brings a host of operational, technical, personnel and customer related challenges. The acquisition of MainStreet, consummated early in 2015, went remarkably well, thanks to the combined efforts of our employees and our new colleagues from MainStreet.
“Organic growth has been difficult during the recent economic downturn. This past year our loan portfolio grew $165 million (19.6%). Of that growth, $106 million related to the MainStreet merger and $59 million was organic. Put another way, our loans, exclusive of acquired loans, grew 7.0% last year. To fund these loans our deposits grew $187 million (17.4%) last year. Of that growth, $117 million related to the MainStreet merger and $70 million was organic growth. Legacy deposit growth, on its own, was 6.6%. We’re very pleased with the growth on both sides of our balance sheet.
“American National considers the payment of appropriate dividends a vital part of its capital planning strategy. The Company adheres to a dividend policy based on a review of earnings, growth, capital and other factors that are relevant to the dividend decision process. Accordingly, the Company increased its cash dividend in the fourth quarter to $0.24 per share, an increase of one cent or 4.3% and the first change in the dividend payment since 2007. Based on the current price of the stock, the dividend yield on American National is approximately 4.2%.

“The Company also realizes that, in some circumstances, an efficient capital management strategy can be repurchase of its common stock. During 2015, the Company has repurchased approximately 155,000 shares at an average price of $23.31. Any future repurchase activity will ebb and flow with changes in circumstances and as alternative uses for our capital may develop.
“On the earnings side, our net income for the fourth quarter was $4,607,000, up from $2,890,000 in the 2014 quarter, an increase of $1,717,000 or 59.4%.
“The biggest driver of that increase was the MainStreet merger, which had a significant and positive impact to operating results by adding substantially to earning assets. Net interest income for the quarter is up by $1,989,000 and of that increase 61.3% relates to the MainStreet acquisition.
“Noninterest income was higher in the 2015 quarter by $1,026,000 or 36.7%. Almost all categories showed notable improvement compared to the prior year quarter.
“Noninterest expense was higher in the 2015 quarter by $523,000 or 5.8%. The size of the increase was reduced by a decrease in merger related expenses.
Haley concluded, “We had a really good year in 2015. The merger with MainStreet went well. We had solid organic growth on both sides of the balance sheet – loans and deposits. Earnings were strong, even after allowing for almost $2 million in merger related costs during the year. But that’s behind us now and we are focused on 2016 and making it an even better year.”

Capital
American National’s capital ratios remain strong and exceed all regulatory requirements.
For the quarter ended December 31, 2015, average shareholders’ equity was 12.88% of average assets, compared to 13.04% for the quarter ended December 31, 2014.
Book value per common share was $22.95 at December 31, 2015, compared to $22.07 at December 31, 2014.
Tangible book value per common share was $17.55 at December 31, 2015, compared to $16.86 at December 31, 2014.

Credit Quality Measurements
Non-performing assets ($5,205,000 of non-performing loans and $2,184,000 of other real estate owned) represented 0.48% of total assets at December 31, 2015, compared to 0.46% at December 31, 2014.
Annualized net charge offs to average loans were eleven basis points (0.11%) for the 2015 fourth quarter, compared to twenty-two basis points (0.22%) for the same quarter in 2014.
Other real estate owned was $2,184,000 at December 31, 2015, compared to $2,119,000 at December 31, 2014, a decrease of $65,000 or 3.1%.

Merger related financial impact
The fair value adjustments related to our two recent mergers have had and continue to have a positive impact on net interest income and income before income tax for American National. The impact of the adjustments is summarized below (dollars in thousands):

The MainStreet merger was effective January 1, 2015; therefore, no comparative 2014 information is presented.
During the fourth quarter 2015, management evaluated the performance of the MainStreet purchased credit impaired (“PCI”) loan portfolio. A large dollar volume of principal payoffs, in excess of $4 million, indicated the possibility that the initial valuation assumptions at the merger date may have been overly pessimistic. The Company conducted a detailed review that resulted in a measurement period adjustment of the PCI portfolio. The net result was a $533,000 reduction in year-to-date accretion income and adjustments to goodwill.
In addition, during the fourth quarter, the Company received a payoff of a PCI loan in the MidCarolina portfolio that resulted in $540,000 in current quarter cash-basis accretion income.

Net Interest Income
Net interest income before provision for loan losses increased to $12,444,000 in the fourth quarter of 2015 from $10,455,000 in the fourth quarter of 2014, an increase of $1,989,000 or 19.0%.
For the 2015 quarter, the net interest margin was 3.68% compared to 3.59% for the same quarter in 2014, an increase of 0.09%.

Provision for Loan Losses and Allowance for Loan Losses
Provision expense for both the fourth quarters of 2015 and 2014 was $250,000.
The allowance for loan losses as a percentage of total loans was 1.25% at December 31, 2015 compared to 1.48% at December 31, 2014. The largest driver of this decrease was the merger with MainStreet, whose loans were marked to fair value at the merger date and whose related allowance for loan loss was eliminated in the accounting for the business combination.
There was significant growth in the loans outstanding in the fourth quarter, a net of $24.5 million. The need for additional loan loss provision was partially mitigated by some improvement in various qualitative factors used in the determination of the allowance.

Noninterest Income
Noninterest income totaled $3,818,000 in the fourth quarter of 2015, compared with $2,792,000 in the fourth quarter of 2014, an increase of $1,026,000 or 36.7%.

Almost all income categories showed increases, much of which were related to increased transaction volumes resulting from the MainStreet transaction.
Trust fees showed a decrease of $93,000 (8.7%); revenue for this category is directly impacted by changes in the equity markets. Securities gains showed a $313,000 increase from the fourth quarter of 2014; this was related to actions resulting from asset/liability strategy decisions. Other income showed an increase of $543,000, most of which was related to income from investments in a Small Business Investment Corporation (SBIC).

Noninterest Expense
Noninterest expense totaled $9,466,000 in the fourth quarter of 2015, compared to $8,943,000 in the fourth quarter of 2014, an increase of $523,000 or 5.8%.
All expense categories were impacted by the MainStreet merger and the integration of Franklin Community Bank into American National’s operations.
The increase in noninterest expense was mitigated by a $462,000 reduction in nonrecurring merger related expense, which were $50,000 in the current quarter and $512,000 in the prior year quarter.

About American National
American National Bankshares Inc. is a multi-state bank holding company with total assets of approximately $1.5 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 25 banking offices and two loan production offices. American National Bank and Trust Company also manages an additional $749 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.
Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Certain of the statements involve significant risks and uncertainties. The statements herein are based on certain assumptions and analyses by American National and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; significant changes in securities markets; and changes regarding acquisitions and dispositions. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in American National's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.